                                                                Exhibit 10.507

                               OPTION AGREEMENT

     Agreement made as of the   day of   , 1983, by and between Cetus
Corporation ("Cetus") and the limited partner of Cetus Healthcare Limited Partnership (the "Partnership") listed on Schedule A hereto (the "Limited Partner").

                                  RECITALS:

     A. Pursuant to the Subscription Agreement and Investment Representation between the Limited Partner and Cetus, the Partnership, Lehman Brothers Kuhn Loeb Incorporated and Oppenheimer & Co., Inc., the Limited Partner has subscribed for and agreed to acquire certain warrants (the "Warrants") to purchase shares of Cetus Common Stock, in payment for which the Limited Partner has agreed to grant Cetus the Purchase Option referred to below.

     B. Option Agreements substantially identical to this Agreement (the "Option Agreements") are being executed by the other limited partners of the Partnership.

     NOW, THEREFORE, the parties agree as follows:

1.   GRANT OF OPTION.

     In consideration of the issuance and sale to the Limited Partner by Cetus of the Warrants on the date hereof, the Limited Partner hereby grants to Cetus an irrevocable option (the "Purchase Option") to purchase all of the Limited Partner's interest in the Partnership.

2.   TIME FOR EXERCISE.

     The Purchase Option may be exercised at any time during the period commencing on June 30, 1987 and expiring at the close of business on August 31, 1987. Cetus may exercise the Purchase Option with respect to the Limited Partner's interest only if it exercises all of its purchase options granted by all other limited partners of the Partnership under the Option Agreements.

3.   MANNER OF EXERCISE.

     Cetus may exercise the Purchase Option only by delivery to Cetus Development Corporation (the "General Partner") or any successor general partner of the Partnership, who is hereby authorized by the Limited Partner to accept such delivery on its behalf, of (i) a notice of exercise and (ii) two copies of an executed Purchase Agreement, dated as of the date of the notice of exercise and substantially in the form attached hereto as Exhibit
A. The General Partner shall forward both copies of the Purchase Agreement to the Limited Partner requesting that the Limited Partner execute both copies and return one original to Cetus. Upon the delivery of the executed Purchase Agreement by Cetus to the General Partner, the Purchase Agreement automatically will be effective, without the necessity of any action on the part of the General Partner or the Limited Partner or any further action on the part of Cetus: provided, however, that Cetus shall not be obligated to pay to the Limited Partner any amounts under the Purchase Agreement until Cetus shall have received from the Limited Partner a Purchase Agreement executed by the Limited Partner.

4.   COUNTERPARTS.

     This Agreement may be executed in any number of counterparts, each of which, when so executed, shall be deemed to be an original, and all of which, when taken together, shall constitute this Agreement.

-------------------
- To be dated by the General Partner on and as of the Closing Date.

5.   GOVERNING LAW.

     This Agreement shall be governed by and construed in accordance with the laws of the State of California as applied to residents of that state entering into contracts wholly to be performed in that state.

6.   VALIDITY OF PROVISIONS, SEVERABILITY.

     If any provision of this Agreement is or becomes or is deemed invalid, illegal, or unenforceable in any jurisdiction, (i) such provision will be deemed amended to conform to applicable laws of such jurisdiction so as to be valid and enforceable or, if it cannot be so amended without materially altering the intention of the parties, it will be stricken, (ii) the validity, legality and enforceability of such provision will not in any way be affected or impaired thereby in any other jurisdiction, and (iii) the remainder of this Agreement will remain in full force and effect.

7.   AMENDMENTS.

     No amendment, modification or addition hereto shall be effective or binding unless set forth in a writing and executed by a duly authorized representative of the party against whom such change is asserted.

8.   HEADINGS.

     The section headings contained in this Agreement are included for convenience only and form no part of the agreement between the parties.

9.   ASSIGNMENT.

     Cetus may not assign its rights hereunder without the prior written consent of a majority in interest of the limited partners of the Partnership, which consent may not be unreasonably withheld, except to a person or entity
(i) with which Cetus is merged or consolidated or which purchases all or substantially all of the assets of Cetus or (ii) which purchases all or substantially all of Cetus' human healthcare business, which assumes in writing Cetus' obligations hereunder, and which has a net worth of at least $250,000,000 at the date of such purchase. Any consent of a majority in interest of the limited partners shall be binding on the Limited Partner, whether or not the Limited Partner in fact consented.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                        CETUS CORPORATION


                                                 -----------------------------
                                                           President


                                                 -----------------------------
                                                        (Limited Partner)

--------------------------
* The name, address and pro rata share of payments for each Limited Partner will be listed on Schedule A to that Limited Partner's Option Agreement and attached to that Limited Partner's Purchase Agreement.

                                                                      EXHIBIT A
                                                                   TO EXHIBIT I

                              PURCHASE AGREEMENT

    AGREEMENT made as of the ___*___ day of _______*______, 1987, by and between Cetus Corporation ("Cetus") and the limited partner of Cetus Healthcare Limited Partnership ("the Partnership") listed on Schedule A hereto (the "Limited Partner").

                                  RECITALS:

    A. Pursuant to an Option Agreement, the Limited Partner has granted to Cetus an option (the "Purchase Option") to purchase the Limited Partner's interest in Cetus Healthcare Limited Partnership (the "Partnership").

    B. In accordance with the Option Agreement, Cetus has exercised the Purchase Option and the parties are to execute this Agreement.

    C. Purchase Agreements substantially identical to this Agreement (the "Purchase Agreements") are being executed by the other limited partners of the Partnership.

    NOW, THEREFORE, the parties agree as follows:

 1. DEFINITIONS.

    1.1 "Affiliate" shall mean a corporation or any other business entity that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, the designated party. "Control" shall mean ownership of at least 50% of the shares entitled to vote for the election of directors in the case of a corporation and at least 50% of the beneficial interests in the case of a business entity other than a corporation.

    1.2 "Combination Product" shall mean a human diagnostic kit or reagent or a product for the prevention, treatment or mitigation of disease in humans that incorporates one or more Human Healthcare Products, Competing Products or Interferon Products with one or more other human diagnostic kits or reagents or human therapeutic products in respect of which Cetus is not obligated to make payments to the Limited Partner hereunder.

    1.3 "Competing Product" shall mean, on a country by country basis, a product other than an Interferon System Agent or an Interferon Product (i) that has the same primary therapeutic indication or primary human diagnostic use as a Human Healthcare Product and (ii) that Cetus either (a) purchases or licenses from a third party or (b) develops other than with Partnership funds of $150,000 or more, in each case only if the efforts to complete the corresponding Human Healthcare Product has not been abandoned under Section 7 hereof or under Section 2.5 of the Development Contract, and development of such product by or on behalf of the Partnership has not been recommended, prior to the date of such purchase or license or the commencement of such development by Cetus. Under the foregoing, primary diagnostic use or primary therapeutic indication shall mean (i) in the case of a Competing Product, such use or indication as approved by the FDA or, if not yet approved by the FDA, as approved by a comparable foreign regulatory authority and (ii) in the case of all other products, as approved by the FDA or, if not yet approved by the FDA, as approved by a comparable foreign regulatory authority or, if not yet approved by any regulatory authority, as set forth in the corresponding Product Development Program.

    1.4 "Completion" of a product shall mean the obtaining of FDA approval to market the product.

    1.5 "Development Contract" shall mean the Restated Research and Development Agreement between Cetus and the Partnership.

----------
*   To be dated in accordance with Section 3 of the Option Agreement.

    1.6 "FDA" shall mean the United States Food and Drug Administration and each successor regulatory authority.

    1.7 "Human Healthcare Product" shall mean a human diagnostic kit or reagent or a product for the prevention, treatment or mitigation of disease in humans that is not a Competing Product or an Interferon System Agent or an Interferon Product and that is either (i) a Planned Product or Substituted Product, or (ii) utilizes a specific molecular structure towards the development of which at least $150,000 has been expended between April 15, 1983 and August 31, 1987 either (a) under its Product Development Program or (b) otherwise by or on behalf of Cetus with Cetus' funds (but not third party funds), or (iii) is actually Reduced to Practice prior to August 31, 1987 by or on behalf of the Partnership or Cetus (other than pursuant to an agreement with a third party).

    1.8 "Interferon Product" shall mean a product for the diagnosis, treatment, prevention or mitigation of disease in humans that (i) has as an active ingredient any material that is instrumental in achieving beneficial results through mechanisms attributed to the human interferon system, including, without limitation, interferons (including gamma interferon), interferon-like substances, derivatives of interferons, inducers for the production by the human body of interferons, and the like, (ii) toward the development of which $150,000 or more of Partnership funds is expected between April 15, 1983 and August 31, 1987 and (iii) that is marketed by Cetus, its Affiliates or sublicensees.

    1.9 "Interferon System Agent" shall mean any material that is instrumental in achieving beneficial results through mechanisms attributed to the human interferon system including, without limitation, interferons (including gamma interferon), interferon-like substances, derivatives of interferons, inducers for the production by the human body of interferons, and the like, but excluding immunotoxins and molecules which are currently described as lymphokines, such as Interleukin-2, Macrophage Activating Factor, Tumor Necrosis Factor and Colony Stimulating Factor, unless such molecules turn out to be interferons once isolated and analyzed.

    1.10 "Net Sales" shall mean the amount received from commercial sales (worldwide for diagnostic products and in the United States for therapeutic products) after the date of this Agreement to independent, unrelated parties in bona fide arm's-length transactions, less the following deductions: (i) trade and/or quantity discounts actually allowed and taken in amounts as are customary in the trade; (ii) commissions paid or allowed to independent brokers and agents; (iii) sales and other excise taxes and duties paid, absorbed or allowed; (iv) license, sublicense or distribution fees payable to third parties in respect of the product; (v) amounts separately billed to cover transportation costs; (vi) three percent of the amounts invoiced to cover transportation costs, if such charges are not separately billed; (vii) amounts repaid or credited by reason of rejections, defects or returns or because of retroactive price reductions; and (viii) in the case of Competing Products or products purchased or licensed by Cetus from third parties, an amount equal to three times the amount of any periodic payments to any third parties from whom such product was purchased or licensed and three times the annual amortization, over the remaining estimated useful life of such product, of any lump sum payments made to such third parties.

    1.11 "Product License Agreement" shall mean any license agreement between Cetus and the Partnership for the license of any Product.

    1.12 All other capitalized terms shall have the meanings set forth in the Development Contract.

 2. PURCHASE AND SALE OF PARTNERSHIP INTEREST.

    Effective as the date of exercise of the Purchase Option, Cetus hereby purchases, and the Limited Partner hereby sells to Cetus, all of such Limited Partner's interest in the Partnership.

 3. PURCHASE PRICE; PAYMENT.

    The purchase price for the Limited Partner's interest shall be as follows:

     3.1 LUMP SUM PAYMENT. The Limited Partner's PRO RATA share, as set forth on Schedule A, of nineteen million dollars ($19,000,000), payable upon receipt by Cetus from the Limited Partner of an original of this Agreement executed by the Limited Partner. Such payment shall be credited against all payments due under the remainder of this Section 3 until the full amount of such payment has been so credited; provided, however, that the total credit taken hereunder in any calendar quarter shall not exceed 10% of the payments otherwise due under this Section 3 for such quarter.

     3.2 ADDITIONAL PAYMENTS. The Limited Partner's PRO RATA share of the following:

          (a)    in the case of therapeutic products and       in the case of
     diagnostic products, of the Net Sales, from and after the date of this Agreement, by Cetus and its Affiliates of all Human Healthcare Products, Interferon Products and Competing Products.

          (b)    in the case of therapeutic products and        in the case of
     diagnostic products, of all royalties received by Cetus and its Affiliates under any license for the manufacture, use or sale, after the date of this Agreement, of Human Healthcare Products, Interferon
     Products and Competing Products (worldwide for diagnostic products and in the United States for therapeutic products).

          (c)    in the case of therapeutic products and        in the case of
     diagnostic products of any front-end fees, distribution fees, prepaid royalties or similar one-time, infrequent or special payments received by Cetus and its Affiliates and not included in (b) above, for the manufacture, use or sale, after the date of this Agreement, of any Human Healthcare Product, Competing Product or Interferon Product (worldwide for diagnostic products and in the United States for therapeutic products), but only to the extent that such payments are not designated and used for research, development, testing or obtaining regulatory approval of the Human Healthcare Product, Competing Product or
     Interferon Product.

          (d) Any payments not previously made (i) that were due on August 31, 1987 or which became due thereafter to the Partnership under any Product License Agreement, at the same time and in the same amounts as would have been payable under such Product License Agreement had it not terminated on August 31, 1987 and (ii) any Excess Cash (as defined in the Agreement of Limited Partnership, as amended, of the Partnership) that had not been distributed on August 31, 1987 or such earlier date as Cetus exercises the Purchase Option.

Notwithstanding Section 3.4, in the case of any Interferon Product, if Shell Oil Company ("Shell") exercises its option to license such product pursuant to the Agreement dated as of April 15, 1983 between Cetus and Shell, for purposes of this Section 3.2 in determining Net Sales of, and the other payments described in (b) and (c) above received by Cetus and its Affiliates in respect of such product, such items shall be deemed to include, respectively, Net Sales of, and such other payments received by, Shell and by any joint venture between Cetus and Shell.

     3.3 CERTAIN FOREIGN PAYMENTS. Notwithstanding the provisions of Section 3.2, if any therapeutic Human Healthcare Product is not approved for sale in the United States, but is approved for sale in any other country, payments shall be made to the Limited Partner in respect of such product in such country at one-half the rates set forth in Section 3.2; provided, however, that payments of the type described in Section 3.2(c) shall be amortized over a five year period from the date of the payment and paid only for months before the month in which foreign payments in respect of the product become no longer payable. However, once such therapeutic Human Healthcare Product is approved for sale in the United States, all payments in respect of such product in countries other than the United States shall cease, and payments shall be made solely in respect of such product in the United States; provided, however, that in the case of Interleukin-2, the payments described in the first sentence of this Section 3.3 shall continue until such time as payments to the Limited Partner in respect of United States sales by Cetus and United States sublicensing and other payments received by Cetus in respect of Interleukin-2 for any quarter equal or exceed the payments made by Cetus to the Limited Partner in respect of foreign sales made by Cetus and foreign sublicensing and other payments received by Cetus in respect of Interleukin-2 for the quarter in which FDA approval to market the product was granted.

     3.4 JOINT VENTURES. If Cetus or any of its Affiliates commercializes a Human Healthcare Product, Interferon Product or Competing Product through a joint venture arrangement with an unrelated third party or parties, any joint venture Net Sales of such product made directly by Cetus or any Affiliate shall be deemed for purposes of Section 3.2 to be Net Sales of Cetus, and all amounts received by Cetus or such Affiliate in respect of its interest in such joint venture from such product (other than amounts attributable to Net Sales made directly by Cetus or such Affiliate) shall be deemed for purposes of Section 3.2 to be sublicensing royalties received by Cetus.

      3.5 CREDITS AGAINST PAYMENTS DUE. Notwithstanding the foregoing, Cetus shall receive, as a credit against payments otherwise due in respect of any product in any country other than the United States an amount equal to 50% of Cetus' and its Affiliates' costs and expenses of obtaining regulatory approval of such product in such country; provided, however, that in the case of a therapeutic product, such amounts shall be amortized over a five year period and credited only through the month during which foreign payments in respect of the product become no longer payable. In each case, such credit shall not exceed in any calendar year more than 25% of the payments otherwise due in respect of such product in such country, with any balance being carried over to subsequent years.

     3.6 COMBINATION PRODUCTS. Notwithstanding Sections 3.2 and 3.3, in respect of Combination Products, the payments to be made by Cetus under
Section 3.2 or 3.3 shall be prorated on the basis of the relative values of the various component products of the Combination Product, in each case taking into consideration, without limitation, relative cost of goods, relative sales prices if the components were sold separately, incremental diagnostic or therapeutic value of each component, relative prices of products competitive with the various components and relative profit margins of the various components if sold separately. If a majority in interest of the limited partners disagree with any proration by Cetus, the matter shall be submitted to arbitration in accordance with Section 10 hereof.

     3.7 INTEREST. The parties agree that each payment received under Sections 3.2(a), (b) and (c) and Section 3.3 includes simple interest at a rate of 9% per annum from the date of this Agreement.

     3.8  REDUCTION IN PAYMENT RATES. Notwithstanding the remainder of this
Section 3, if and when the aggregate of all payments to the limited partners (or their assignees) made under this Agreement and all other Purchase Agreements and from the Partnership in respect of royalties and other payments received from all Product License Agreements between Cetus and the
Partnership aggregate       all of the payment rates under Section 3 shall be
reduced to       of Net Sales and      of all other payments described in
Section 3; and if and when all such payments aggregate      all of such
payment rates shall be reduced to      of Net Sales and      of all other
payments described in Section 3; provided, however, that if such payments under this Agreement and all other Purchase Agreements and all Product
License Agreements do not aggregate       on or before       then the first
reduction described above will not occur until such payments aggregate
; and if the payments under this Agreement and such other agreements do not
aggregate       on or before       then the second reduction described above
will not occur until such payments aggregate        .

4.   TERM OF PAYMENTS.

     Notwithstanding any other provision of this Agreement, the obligation to make payments under this Agreement in respect of sales of any product shall continue until the earlier of (i) the expiration of the last to expire of all patents covering the product (but only if such product is covered by a patent) and (ii) December 31, 2001.

5.   ACCOUNTING.

     Within 90 days after the close of each calendar quarter during the term of this Agreement, Cetus shall render an accounting to the Limited Partner with respect to all payments due and all credits taken for such quarter. Such report shall indicate for such calendar quarter the quantity and amount of sales of each product by Cetus, its Affiliates and sublicensees on which payments are due hereunder; provided, however, that if Cetus shall not have received from any sublicensee a report of such sales, then such sales may be included in the next quarterly report. In addition, Cetus will provide the Limited Partner with a brief summary of the manner in which payments have been prorated under Section 3.5. In case no payment is due for any calendar quarter, Cetus shall so report. Cetus shall keep accurate records in sufficient detail to enable its payments due hereunder to be determined.

    6. TIME AND CURRENCY OF PAYMENT.

         6.1 PAYMENTS. Payments shown by each calendar quarter report to have accrued shall be due and payable on the date such report is due and shall be paid in United States dollars. Any and all taxes due or payable on such payments or with respect to the remittance thereof, and required by law to be paid by Cetus, shall be deducted from such payments and shall be paid by Cetus to the proper taxing authorities. Proof of such payments shall be secured and sent to the Limited Partner as evidence of payment. The rate of exchange to be used in computing the amount of the United States dollars due in satisfaction of payment obligations with respect to foreign countries, if any, shall be calculated at the exchange rate set by Citibank, N.A., New York, New York for the purchase of United States dollars with respect to the currency of the country of origin of such payment on the last business day of the calendar quarter for which the payment is made. Settlement of payment obligations shall be made by check.

         6.2 CERTAIN FOREIGN PAYMENTS. If governmental regulations prevent remittance from any foreign country of amounts due under Section 3 in respect of that country, Cetus shall so notify the Limited Partner in writing, and subject to the remainder of this Section 6.2, the obligation under this Agreement to make payments in respect of sales in that country shall be suspended (but the amounts due but not paid shall continue to accrue) until such remittances are possible; provided, however, that to the extent Cetus invests its own blocked funds in passive investments in such country or liquidates its own blocked funds at available rates, Cetus shall do the same with the Limited Partner's blocked funds. In addition, on or before December 31 of each calendar year. Cetus shall liquidate any blocked funds of the Limited Partner at available rates and pay any amounts received on liquidation to the Limited Partner. Cetus shall in any event liquidate all such amounts and pay all amounts received as soon as practicable after December 31, 2001. All payments by Cetus under this Section 6.2 shall be deemed to be payment in full of the amounts so paid or liquidated, and Cetus shall have no liability to the Limited Partner for any actions taken in accordance with this Section 6.2.

         6.3 LATE PAYMENTS. Any payments due hereunder that are not made when due shall bear interest at the lesser of 15% per annum or the maximum rate as may be allowed by law.

    7.  COMPLETION AND COMMERCIALIZATION OF PRODUCTS.

         Cetus agrees to Complete all Planned Products and Substituted Products; provided that, if Cetus determines in its reasonable business judgment that Completion of any such product is not technically feasible or, if Completed, the product will have insufficient commercial value to the limited partners as a group (assuming for this purpose the limited partners were to pay all amounts necessary to Complete such product) because of anticipated Completion costs, including costs of funds, or market or other factors affecting the possible commercialization of such product, Cetus may abandon its efforts to Complete such product. Cetus will use its best efforts, and will require its sublicensees to use their best efforts, in each case within the standards of commercial reasonableness, to commercialize each Human Healthcare Product and Interferon Product; provided that, if Shell exercises its option to license any such Interferon Product referred to in
Section 3.2, Cetus shall only be required to use its best efforts to require Shell to comply with the provisions of such license.

    8.  PATENT INFRINGEMENT.

         If a third party infringes, by the manufacture or sale of a product competitive with a Human Healthcare Product (in the United States for a therapeutic product or in any country for a diagnostic product) any patent covering any Human Healthcare Product, Cetus shall have the sole right, at its own expense, to bring legal action to restrain such infringement and for damages. The parties shall share in any recovery from any such action as follows: (i) first 100% to Cetus to the extent of its costs and expenses, including attorneys' fees, of the action and (ii) thereafter, ninety percent (90%) to Cetus and ten percent (10%) to the limited partners PRO RATA.

     9. EFFECTIVE DATE AND TERM.

         This Agreement will become effective on the day and year first above written in accordance with Section 9.3 of the Partnership Agreement and shall remain in full force and effect until December 31, 2001.

    10. ARBITRATION.

         10.1 DISPUTES. If any dispute arises out of this Agreement, the parties will endeavor to settle such dispute amicably. The Limited Partner acknowledges that this Agreement is identical (except as to Schedule A) to the agreements between Cetus and the other limited partners of the Partnership. The Limited Partner agrees that if any dispute arises under this Agreement, the Limited Partner will confer with the other limited partners and will agree to settle such dispute in such manner as may be agreed to by a majority in interest of the limited partners. The Limited Partner agrees to be bound by any such settlement.

         10.2 ARBITRATION. If the parties shall fail to settle any dispute in accordance with Section 10.1, such dispute shall be finally settled by arbitration conducted in San Francisco, California in accordance with the then existing rules of the American Arbitration Association, subject to
Section 10.3, and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. In the case of any such arbitration, a representative (the "Representative") shall be appointed by a majority in interest of the limited partners. The parties hereby agree that service of any notices in the course of such arbitration at their respective addresses as provided for in Section 11 shall be valid and sufficient.

         10.3 ARBITRATION. In any arbitration pursuant to Section 10.1, the award shall be rendered by a majority of the members of a board of arbitration consisting of three members, all of whom will be appointed by Cetus and the Representative jointly or, if Cetus and the Representative cannot agree as to three arbitrators within 30 days after commencement of the arbitration proceeding, one arbitrator shall be appointed by each of them within 45 days after the commencement of the arbitration proceeding, and the third shall be appointed by mutual agreement of the two appointed arbitrators. In the event of failure of said two arbitrators to agree upon the third arbitrator within 75 days after commencement of the arbitration proceeding, the third arbitrator shall be appointed by the American Arbitration Association in accordance with its then existing rules. Notwithstanding the foregoing, if Cetus or the Representative shall fail to appoint an arbitrator within the specified time period, such arbitrator as well as the third arbitrator shall be appointed by the American Arbitration Association in accordance with its then existing rules. For the purposes of this Section 10.3 the "commencement of the arbitration proceeding" shall be deemed to be the date upon which a written demand for arbitration is received by one party from the other. The decision of the Representative shall be final and binding on each Limited Partner.

    11.  NOTICES.

         Any notice, payment or other communication required or permitted to be given hereunder shall be given in writing and shall be delivered by hand or by registered or certified mail, postage prepaid and return receipt requested, addressed to the Limited Partner at the address set forth on Schedule A hereto and to Cetus at the address set forth below, or such other address as may be designated by either party by notice pursuant to this
Section 11.

         If to Cetus:

                      Cetus Corporation
                      1400 Fifty-third Street
                      Emeryville, California 94608
                      Attention: President

Any notice given in conformity with this Section 11 shall be deemed to be effective when received by the addressee, if delivered by hand, and five days after mailing, if mailed. The Limited Partner will notify Cetus in writing of any change of address of the Limited Partner, and Cetus shall be entitled to rely on the last address so given in making payments hereunder.

12. COUNTERPARTS.

    This Agreement may be executed in any number of counterparts, each of which, when so executed, shall be deemed to be an original, and all of which, when taken together, shall constitute this Agreement.

13. GOVERNING LAW.

    This Agreement shall be governed by and construed in accordance with the laws of the State of California as applied between residents of that State entering into contracts wholly to be performed in that State.

14. VALIDITY OF PROVISIONS, SEVERABILITY.

    If any provision of this Agreement is or becomes or is deemed invalid, illegal, or unenforceable in any jurisdiction, (a) such provision will be deemed amended to conform to applicable laws of such jurisdiction so as to be valid and enforceable or, if it cannot be so amended without materially altering the intention of the parties, it will be stricken, (b) the validity, legality and enforceability of such provision will not in any way be affected or impaired thereby in any other jurisdiction, and (c) the remainder of this Agreement will remain in full force and effect.

15. AMENDMENTS.

    No amendment, modification or addition hereto shall be effective or binding unless set forth in a writing and executed by a duly authorized representative of each party.

16. ASSIGNMENT.

    Cetus may not assign its rights hereunder without the prior written consent of a majority in interest of the Limited Partners, which consent shall not be unreasonably withheld, except to a person or entity (i) with which Cetus is merged or consolidated or which purchases all or substantially all of its assets or (ii) which purchases all or substantially all of Cetus' human healthcare business, which assumes in writing all of Cetus' obligations hereunder, and which has, on the date of the purchase, a net worth of at least $250,000,000. Any consent of a majority in interest of the limited partners shall be binding on the Limited Partner, whether or not the Limited Partner in fact consented.

    IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

                                       CETUS CORPORATION


                                       By:
                                          -------------------------------------
                                                         President

                                          -------------------------------------
                                                     (Limited Partner)

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                                   SCHEDULE A

           LIMITED PARTNER                            PRO RATA SHARE
          NAME AND ADDRESS                             OF PAYMENTS
          ----------------                            --------------